List of Company Subsidiaries1

Subsidiary	Jurisdiction
T1 Energy Holding Inc.	Delaware
T1 Energy US, LLC	Delaware
Alussa Energy Acquisition Corp.	Cayman Islands
T1 Energy Norway AS	Norway
T1 Energy Giga Arctic AS	Norway
T1 Energy Norway Holding AS	Norway
FREYR Battery Finland Oy	Finland
FREYR Battery Finland Joint Venture Oy	Finland
FREYR Battery Luxembourg S.à r.l.	Luxembourg
T1 Energy Singapore PTE. Ltd.	Singapore
T1 G2 Austin Solar Cell LLC	Delaware
T1 G1 Dallas Holding Inc.	Delaware
T1 G1 Dallas Midco Inc.	Delaware
T1 G1 Dallas Associated Entity LLC	Texas
T1 G1 Dallas Solar Module LLC	Texas

1 Based on T1 Energy Inc.’s company structure chart dated as of March 24, 2026.